N E W S R E L E A S E

(For Immediate Release)

UNITEDHEALTH GROUP TO DISCUSS BUSINESS OUTLOOK AT INVESTOR CONFERENCE

NEW YORK, N.Y. (December 2, 2019) - UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference with analysts and institutional investors in New York City on Tuesday, December 3, 2019, beginning at 8:00 a.m. EST. Throughout the day, the Company’s leaders will discuss new and developing technologies, products and services focused on better integrating clinical information, and services aimed at increasing health system performance. Management will also provide an overview of the Company’s outlook for growth and performance for 2020 and beyond.

The Company will livestream the presentation and management question and answer portions of this meeting and will make conference materials available on its Investors page at www.unitedhealthgroup.com at 6:45 a.m. EST. A replay of the conference will be available on the Company web site.

In conjunction with the meeting, the Company will discuss its financial outlook. Revenues for 2019 are expected to approximate $242 billion, with net earnings to approach $14.25 per share and adjusted net earnings to approach $15.00 per share, at the higher end of the Company’s most recent earnings per share outlook provided with its third quarter 2019 earnings release. Adjusted net earnings exclude from net earnings only the after-tax non-cash amortization expense pertaining to acquisition-related intangible assets.

UnitedHealth Group will also introduce its 2020 outlook, including revenues of $260 billion to $262 billion, net earnings of $15.45 to $15.75 per share, and adjusted net earnings of $16.25 to $16.55 per share. Cash flows from operations are expected to range from $19.0 billion to $19.5 billion in 2020.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Non-GAAP Financial Information
This news release presents non-GAAP financial information provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted net earnings exclude amortization expense of approximately $1.00 and $1.05 per share and the related tax impact of $0.25 and $0.25 per share for the years ending December 31, 2019 and 2020, respectively, pertaining to acquisition-related intangible assets.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements which are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “outlook,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties.
Actual results could differ materially from those that management expects, depending on the outcome of certain factors including: our ability to effectively estimate, price for and manage medical costs; new or changes in existing health care laws or regulations, or their enforcement or application; the DOJ’s legal action relating to the risk adjustment submission matter; our ability to maintain and achieve improvement in quality scores impacting revenue; reductions in revenue or delays to cash flows received under government programs; changes in Medicare, the CMS star ratings program or the application of risk adjustment data validation audits; cyber-attacks, other privacy/data security incidents, or our failure to comply with related regulations; risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures; changes in or challenges to our public sector contract awards; our ability to contract on competitive terms with physicians, hospitals and other service providers; failure to achieve targeted operating cost productivity improvements; increases in costs and other liabilities associated with litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of strategic transactions; fluctuations in foreign currency exchange rates; downgrades in our credit ratings; our investment portfolio performance; impairment of our goodwill and intangible assets; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; and our ability to obtain sufficient funds from our regulated subsidiaries or from external financings to fund our obligations, maintain our debt to total capital ratio at targeted levels, maintain our quarterly dividend payment cycle, or continue repurchasing shares of our common stock.
This above list is not exhaustive. We discuss these matters, and certain risks that may affect our business operations, financial condition and results of operations more fully in our filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by law.

###

Contacts:	Brett Manderfeld
Senior Vice President
952-936-7216

Media:	Matt Stearns
Senior Vice President
202-276-0085